Exhibit 99.3
NEWS RELEASE
RANGE ANNOUNCES RECORD PRODUCTION
FORT WORTH, TEXAS, APRIL 16, 2007—RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. First quarter 2007 production volumes rose to 306 Mmcfe per day, a 19% increase over the prior-year period. This represents the highest quarterly production in Range’s history. The increase is attributable to the success of the Company’s multi-year drilling program. Range has now recorded 17 consecutive quarters of sequential production growth.
During the first quarter of 2007, Range sold its Austin Chalk properties and all of its Gulf of Mexico properties for a total consideration of $237 million. These sales will reduce Range’s production in the future. Offsetting these divestitures, Range has acquired or is in the process of acquiring additional interests in three fields where it is active. In February, Range acquired the minority owner’s interest in its northern Oklahoma shallow oil play for $30 million. Earlier this month, Range acquired the minority owner’s interest in a southern Tarrant County Barnett shale field for $29 million. It was in this field that Range recently drilled a well that was placed on production at an initial rate in excess of 12 Mmcfe per day. With these two acquisitions, Range now owns 100% working interest in both fields. Earlier today, Range announced that it is acquiring from Equitable Resources, Inc. (NYSE: EQT) additional interests in the Nora field, located in southwestern Virginia for $315 million. In this transaction, Range and Equitable are equalizing their interests in the Nora field, whereby each company will own a 50% interest in approximately 1,600 producing wells, 300,000 gross acres of leasehold and the gas gathering system. Range will retain its separate mineral and royalty interest in the Nora field that covers roughly 80% of the acreage. The Nora field transaction is anticipated to close in May after the expiration of the Hart-Scott-Rodino filing.
Reflecting the divestitures and the acquisitions noted above, Range has increased its 2007 production growth target from 15% to 16%. In addition, the Company has increased its 2007 capital expenditure budget 18% to $822 million. Of the increase, approximately 50% is associated with drilling expenditures to exploit the newly acquired interests, 35% is associated with expanding the Nora field gathering system and 15% is attributable to other fields where recent drilling results provide exceptional additional near-term opportunities. Range’s 2006 year-end reserves pro forma for the 2007 divestitures and acquisitions would be 1.87 Tcf, up 6.5%.
The funding of the acquisitions and capital program will be provided by operating cash flow, proceeds from the asset sales and bank borrowings. To maintain a strong financial condition, the Company expects to complete an equity offering subject to market conditions.
With the announcement of the Nora transaction, the Company provided additional operational updates:
•	In 2007, Range has agreed to spend $321 million on three separate transactions, acquiring 151 Bcfe in proved reserves at an acquisition price of $2.12 per mcfe.

•	The Devonian Shale leasehold position in Pennsylvania has increased to more than 420,000 acres.

•	Production in the North Texas Barnett Shale play has reached 45 Mmcfe per day.

•	On April 9, the Company spud its well in Ellis County, Texas testing the eastern limits of the North Texas Barnett Shale play.

•	With the Nora transaction, Range has 378,000 acres prospective for shale development in Virginia and West Virginia. The Company believes that this acreage alone accounts for 0.8 to 1.5 Tcfe in additional net unrisked reserve upside potential.

Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “In addition to a terrific start to our 2007 drilling program, we have been actively high-grading our property base. The net result of the divestitures and acquisitions noted above is that we have expanded our property base with high-quality, long-life reserves, and we have materially increased our upside potential. In particular, the Nora field, which encompasses 300,000 gross acres, puts us in an excellent position to more aggressively pursue the development of a field with tremendous potential. Besides increasing reserves and lengthening the reserve life, we have improved our cost structure by reducing unit operating costs and lowering our DD&A rate. We estimate these transactions are accretive to 2007 results, but most importantly, we believe these transactions will add materially to our future performance.”
The Company will host a conference call on Monday, April 16 at 9:00 a.m. ET to review the items mentioned in this release. The Company has posted on its website slides which further detail items covered by this press release. To participate in the call, please dial 800-633-8631 and ask for the Range Resources conference call. The pass code is 1430.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those related to estimates of oil and gas reserves, anticipated production, capital expenditures and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
Range’s internal estimates of reserves, particularly those in the properties recently acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
The Securities and Exchange Commission has generally permitted oil and gas companies, in filings made with the Securities and Exchange Commission, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable,” “possible,” “unproven” or “upside potential” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproven drill sites and estimation of unproven reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers.
2007-12

Contact:	Rodney Waller, Senior Vice President David Amend, IR Manager Karen Giles, Sr. IR Specialist (817) 870-2601 www.rangeresources.com